Exhibit 4.1
AMENDMENT TO
RIGHTS AGREEMENT

This AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of April 15, 2021, by and between Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Rights Agreement, dated as of June 25, 2020, by and between the Company and the Rights Agent (the “Rights Agreement”).
RECITALS
WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:
1.Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c) and Section 11(a)(iii) hereof), in whole or in part, upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated by it for such purpose, accompanied by a signature guarantee and such other documentation and/or information as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or, following the occurrence of a Triggering Event, Common Stock, other securities, cash, or other assets, as the case may be) as to which such surrendered Rights are then exercisable and an amount equal to any tax and/or charge required to be paid under Section 9(e) hereof, at or prior to the earliest of (i) the Close of Business on April 15, 2021 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, and (iii) the time at which the Rights are exchanged in full as provided in Section 24 hereof (the earliest of (i), (ii), and (iii) being herein referred to as the “Expiration Date”).”

1.Amendment of Exhibit B (Form of Rights Certificate). The introductory paragraph of Exhibit B to the Rights Agreement is hereby deleted and replaced with the following:
“NOT EXERCISABLE AFTER APRIL 15, 2021 OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $0.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS BENEFICIALLY OWNED BY ANY PERSON WHO IS, WAS, OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT BENEFICIAL OWNER, MAY BECOME NULL AND VOID.”
2.Amendment of Exhibit B (Form of Rights Certificate). The second paragraph of Exhibit B to the Rights Agreement is hereby deleted and replaced with the following:
“This certifies that ________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions, and conditions of that certain Rights Agreement, dated as of June 25, 2020, as it may be amended or supplemented from time to time (the “Rights Agreement”), by and between Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (or any successor rights agent) (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 p.m., New York City time, on April 15, 2021 at the office or offices of the Rights Agent designated by it for such purpose, or its successor(s) as Rights Agent, one one-thousandth of a fully paid, nonassessable share of Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), at a purchase price of $14.50 per one one-thousandth of a share of Preferred Stock (such purchase price, as may be adjusted, the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the form of election to purchase and related certificate properly completed and duly executed, accompanied by such documentation and/or information as the Rights Agent may reasonably request. The number of Rights evidenced by this Rights Certificate (and the number of shares that may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of June 25, 2020, based on the Preferred Stock as constituted at such date. The Company reserves the right to require prior to the occurrence of a Triggering Event (as such term is defined in the Rights Agreement) that a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.”
3.Amendment of Exhibit C (Summary of Rights). Exhibit C to the Rights Agreement is hereby amended in that Section 4 thereof titled “Expiration of Rights” is hereby deleted and replaced with the following:
    2

“The Rights will expire on the earliest of (a) 5:00 p.m., New York City time, on April 15, 2021, (b) the time at which the Rights are redeemed (as described in Section 6 below), and (c) the time at which the Rights are exchanged in full (as described in Section 7 below) (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Date”).”
4.Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.
5.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
6.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.
7.Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.
Commercial Vehicle Group, Inc.
By:    /s/ Aneezal Mohamed
Name: Aneezal Mohamed
Title: General Counsel and Secretary
COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:    /s/ Kathy Heagerty
Name: Kathy Heagerty
Title: Manager, Client Management